Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:§Chapter 11

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INDEPENDENCE CONTRACT §

DRILLING, INC.1§Case No.  24-[●] (●)

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Debtors.§(Joint Administration Requested)

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DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

SIDLEY AUSTIN LLP

Duston McFaul (24003309)

Maegan Quejada (24105999)

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Telephone:  (713) 495-4500

Facsimile:  (713) 495-7799

SIDLEY AUSTIN LLP

Michael Sabino (pro hac vice pending)

787 Seventh Avenue

New York, New York 10019

Telephone:  (212) 839-5300

Facsimile:  (212) 839-5599

Proposed Counsel for the Debtors and Debtors in Possession
Dated: December 2, 2024

1 The Debtors in these chapter 11 cases, together with the last four digits of each Debtor’s federal tax identification number, are:  Independence Contract Drilling, Inc. (3648) and Sidewinder Drilling LLC (1024).  The Debtors’ service address is 20475 SH 249, Suite 300, Houston, Texas 77070.

TABLE OF CONTENTS

ARTICLE I.DEFINED TERMS AND RULES OF INTERPRETATION1

A. Defined Terms1

B. Rules of Interpretation16

C. Computation of Time17

D. Reference to Monetary Figures17

E. Reference to the Debtors or the Reorganized Debtors17

F. Controlling Document17

G. Consent Rights17

ARTICLE II.ADMINISTRATIVE EXPENSE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES18

A. General Administrative Expense Claims18

B. DIP Claims18

C. Professional Claims18

D. Payment of Restructuring Expenses19

E. Priority Tax Claims20

F. Statutory Fees20

ARTICLE III.CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS20

A. Classification of Claims and Interests20

B. Treatment of Claims and Interests21

C. Special Provision Governing Unimpaired Claims25

D. Elimination of Vacant Classes25

E. Controversy Concerning Impairment26

F. Subordinated Claims26

G. Discharge of Claims26

A. Presumed Acceptance by Non-Voting Classes26

B. Voting Class26

C. Acceptance by Impaired Class27

D. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code27

ARTICLE V.MEANS FOR IMPLEMENTATION OF THIS PLAN27

A. No Substantive Consolidation27

B. General Settlement of Claims and Interests27

C. Restructuring Transactions28

D. Reorganized Debtors28

E. Sources for Plan Distributions29

F. New Common Stock30

G. Corporate Existence30

H. Vesting of Assets in the Reorganized Debtors31

i

I. Cancellation of Existing Securities and Agreements31

J. Corporate Action32

K. New Organizational Documents32

L. Indemnification Provisions in Organizational Documents33

M. Directors and Officers of the Reorganized Debtors33

N. Effectuating Documents; Further Transactions33

O. Section 1146 Exemption34

P. Director and Officer Liability Insurance34

Q. Management Incentive Program34

R. Employee and Retiree Benefits35

S. Preservation of Causes of Action35

ARTICLE VI.TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES36

A. Assumption and Rejection of Executory Contracts and Unexpired Leases36

B. Indemnification Obligations37

C. Claims Based on Rejection of Executory Contracts or Unexpired Leases37

D. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases38

E. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases39

F. Insurance Policies39

G. Reservation of Rights39

H. Nonoccurrence of Effective Date40

I. Employee Compensation and Benefits40

J. Contracts and Leases Entered Into after the Petition Date41

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS41

A. Distributions on Account of Claims Allowed as of the Effective Date41

B. Disbursing Agent41

C. Rights and Powers of Disbursing Agent41

D. Delivery of Distributions and Undeliverable or Unclaimed Distributions42

E. Manner of Payment43

F. Exemption from Registration Requirements44

G. Compliance with Tax Requirements44

H. Allocations44

I. No Postpetition Interest on Claims44

J. Foreign Currency Exchange Rate45

K. Setoffs and Recoupment45

L. Claims Paid or Payable by Third Parties45

ARTICLE VIII.PROCEDURES FOR RESOLVING CONTINGENT,UNLIQUIDATED, AND DISPUTED CLAIMS46

A. Disputed Claims Process46

B. Allowance of Claims.47

C. Claims Administration Responsibilities47

D. Adjustment to Claims without Objection48

E. Disallowance of Claims or Interests48

F. No Distributions Pending Allowance48

G. Distributions after Allowance48

ARTICLE IX.SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS49

A. Discharge of Claims and Termination of Interests49

B. Release of Liens49

C. Releases by the Debtors and their Estates (the “Debtor Release”)50

D. Releases by the Releasing Parties (the “Third-Party Release”)51

E. Exculpation52

F. Injunction53

G. Gatekeeping Provision54

H. Protections against Discriminatory Treatment54

I. Waiver of Statutory Limitation on Releases55

J. Reimbursement or Contribution55

K. Integral Part of Plan55

ARTICLE X.CONDITIONS PRECEDENT TO CONFIRMATIONAND CONSUMMATION OF THIS PLAN55

A. Condition Precedent to Confirmation55

B. Conditions Precedent to the Effective Date56

C. Waiver of Conditions57

D. Effect of Failure of Conditions57

E. Substantial Consummation58

ARTICLE XI.MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN58

A. Modification and Amendments58

B. Effect of Confirmation on Modifications58

C. Revocation or Withdrawal of Plan58

ARTICLE XII.RETENTION OF JURISDICTION59

ARTICLE XIII.MISCELLANEOUS PROVISIONS61

A. Immediate Binding Effect61

B. Additional Documents61

C. Dissolution of Committee and Cessation of Fee and Expense Payment61

D. Reservation of Rights62

E. Successors and Assigns62

F. Notices62

G. Term of Injunctions or Stays63

H. Entire Agreement63

I. Exhibits and Annexes63

J. Nonseverability of Plan Provisions64

K. Votes Solicited in Good Faith64

L. Governing Law64

M. Closing of Chapter 11 Cases65

N. Waiver or Estoppel65

INTRODUCTION

Independence Contract Drilling, Inc. (“ICD”) and Sidewinder Drilling LLC (“ICD Subsidiary”) (each a “Debtor” and, collectively, the “Debtors”), propose this joint prepackaged plan of reorganization (this “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors.  Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section I.A. of this Plan.  Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan of each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code.  Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.  The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.
DEFINED TERMS AND RULES OF INTERPRETATION
A.Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1.“2026 Convertible Notes” means the Floating Rate Convertible Senior Secured PIK Toggle Notes due 2026.
2.“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.
3.“Accredited Investor” has the meaning set forth in Rule 501 of the Securities Act.
4.“Additional Notes” means the $7,500,000 aggregate principal amount of Additional Notes issued and sold by ICD and purchased by the Noteholders on November 25, 2024 pursuant to the Indenture.
5.“Administrative Expense Claims Bar Date” means the deadline for Filing requests for payment of Administrative Expense Claims, which: (a) with respect to General Administrative Expense Claims other than those that were accrued in the ordinary course of business, shall be 30 days after the Effective Date; and (b) with respect to Professional Claims, shall be 45 days after the Effective Date.
6.“Administrative Expense Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses, incurred on or after the Petition Date until and including the Effective Date, of preserving the Estates and operating the Debtors’ businesses; (b) DIP Claims; (c) Professional Claims; (d) Adequate Protection Superpriority Claims (as defined in the applicable DIP Order) (if any); and (e) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C.§§1911 - 1930.
7.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.  With respect to any Person or Entity that is not a Debtor, the term “Affiliate” shall apply to such person as if the Person or Entity were a Debtor.
8.“Allowed” means, as to a Claim or an Interest, a Claim or an Interest allowed under this Plan, under the Bankruptcy Code, or by a Final Order, as applicable.  For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under this Plan, and (b) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed with the prior written consent of the Noteholder Group.
9.“Assumed Employee Plans” has the meaning set forth in Section VI.I.1.
10.“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent and voidable transfer laws.
11.“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date, together with all amendments, modifications, and replacements of the foregoing that are made retroactive to the Petition Date, as the same may exist on any relevant date to the extent applicable to the Chapter 11 Cases.
12.“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.
13.“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.
14.“Business Day” means any day other than a Saturday, Sunday, or legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)).
15.“Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.
16.“Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action (including Avoidance Actions), demands, rights, actions,

suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any claim under any state or foreign law, including, without limitation, any fraudulent transfer or similar claim.
17.“Chapter 11 Cases” means the cases filed by the Debtors under chapter 11 of the Bankruptcy Code.
18.“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.
19.“Claims and Balloting Agent” means Kroll Restructuring Administration LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.
20.“Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.
21.“Class” means a category of Holders of Claims or Interests pursuant to section 1122(a) and 1123(a)(1) of the Bankruptcy Code.
22.“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.
23. “Committee” means an official statutory committee of unsecured creditors appointed by the Office of the United States Trustee, if any, pursuant to section 1102 of the Bankruptcy Code for the Chapter 11 Cases.
24.“Conditions Precedent” has the meaning ascribed to such term in Section IX.B of this Plan.
25.“Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.
26.“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

27.“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
28.“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code, which order shall be in form and substance acceptable to the Debtors and the Noteholder Group.
29.“Consummation” means the occurrence of the Effective Date.
30.“Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.
31.“D&O Liability Insurance Policies” means all insurance policies issued at any time to any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy” or run-off coverage) and all agreements, documents, or instruments relating thereto.
32.“Debtor Release” means the releases provided for in Section IX.C of this Plan.
33.“Debtor-Related Matters” means any and all Claims or Causes of action, and anything related to the Debtors or its Affiliates (including the management, ownership, or operation thereof), the purchase, sale, amendment, or rescission of any Claim against or Interest in the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in-or out-of-court restructuring efforts, the Debtors’ intercompany transactions, the Chapter 11 Cases and any related adversary proceedings, the restructuring of Claims or Interests prior to or during the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Interest of the Debtors or the Reorganized Debtors, the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or Filing of, as applicable, the Chapter 11 Cases, the Indenture, the 2026 Convertible Notes, the Notes Claims, the Exit Facilities, the Exit Facilities Documents, the Revolving ABL Facility, the Revolving ABL Claims, the DIP Term Sheet, the DIP Documents, the Definitive Documentation, the Disclosure Statement, the New Organizational Documents, this Plan (including, for the avoidance of doubt, the Plan Supplement), the Restructuring Transactions, or any restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the foregoing (including, for the avoidance of doubt, any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by this Plan or the reliance by any Released Party on this Plan or the Confirmation Order in lieu of such legal opinion), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance or distribution of Securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Effective Date.
34.“Debtors” has the meaning set forth in the Introduction.
35.“Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions, in each case, in form and substance acceptable to the Noteholder Group, consisting of: (a) this Plan (and all exhibits and annexes thereto); (b) the Confirmation Order and pleadings in support of entry of the Confirmation Order; (c) the Disclosure Statement and the other solicitation materials in respect of this Plan; (d) the order of the Bankruptcy Court approving the Disclosure Statement and such other solicitation materials; (e) the documentation in respect of the DIP Facility (including the DIP Term Sheet, the DIP Facility Documents (if any), the Interim DIP Order, the Final DIP Order, and all other motions, briefs, affidavits, declarations, orders, and other documents related to the DIP Facility); (f) customary “first day” and “second day” motions and proposed orders; (g) documentation in respect of the Exit Facilities (including the Exit Facilities Documents); (h) the Management Incentive Plan; (i) amended employment agreements for each executive officer of the Reorganized Debtors; (j) the certificates of incorporation, limited liability agreements, bylaws, and other organizational documents (as applicable) of the Reorganized Debtors; and (k) all other documents that will comprise the Plan Supplement or that are otherwise related to this Plan.
36.“DIP Claim” means any Claim held by the DIP Lenders arising under or related to the DIP Documents, including any and all fees, interest paid in kind, and accrued but unpaid interest and fees arising under the DIP Documents.
37.“DIP Documents” means the DIP Term Sheet, the DIP Facility Documents (if any), and the DIP Orders, in each case, in form and substance acceptable to the Noteholder Group.
38.“DIP Facility” means that certain senior secured superpriority debtor-in-possession term loan credit facility provided pursuant to the DIP Documents.
39.“DIP Facility Documents” means, to the extent required by the DIP Lenders pursuant to the DIP Term Sheet, the “DIP Documents” as defined in the DIP Term Sheet, which shall, upon execution, supersede the provisions of the DIP Term Sheet pursuant to the terms of the DIP Term Sheet.
40.“DIP Lenders” means lenders from time to time party to the DIP Term Sheet and the DIP Facility Documents, as applicable.
41.“DIP Orders” means the Interim DIP Order and the Final DIP Order, as applicable.

42.“DIP Term Sheet” means that certain term sheet setting forth the terms of the DIP Facility, acceptable to the DIP Lenders and the Debtors.
43.“Disallowed” means, as to a Claim or an Interest, a Claim or an Interest (or portion thereof) that has been disallowed, denied, dismissed, or overruled pursuant to this Plan or a Final Order of the Bankruptcy Court, or any other court of competent jurisdiction.
44.“Disbursing Agent” means the Reorganized Debtors or such other Entity designated by the Debtors or Reorganized Debtors to hold and disburse the Plan Distributions to Holders of Allowed Claims pursuant to the terms of this Plan.
45.“Disclosure Statement” means the disclosure statement for this Plan, including all exhibits and schedules thereto, which shall be in form and substance acceptable to the Debtors the Noteholder Group.
46.“Disputed” means, as to a Claim or an Interest, a Claim or an Interest (or portion thereof) that is neither an Allowed Claim nor a Disallowed Claim.
47.“Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under this Plan.
48.“Distribution Record Date” means the record date for purposes of making distributions under this Plan on account of Allowed Claims, which date shall be the Effective Date.
49.“Effective Date” means the date that is the first Business Day on which all Conditions Precedent have been satisfied or waived in accordance with this Plan and the Confirmation Order.
50.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
51.“Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.
52.“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.
53.“Exculpated Parties” means collectively, and in each case, in its capacity as such: (a) the Debtors, (b) the Reorganized Debtors; (c) the Committee, if any, and its members; and (d) such Released Parties that are fiduciaries to the Debtors’ Estates.

54.“Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
55.“Existing Equity Interest” means the Interest of any Holder of equity securities of ICD represented by any issued and outstanding shares of ICD’s common or preferred stock, whether or not transferable, or any options, warrants, or rights, contractual or otherwise, obligating ICD to issue, transfer, purchase, redeem, or sell any shares of common or preferred stock, any rights under any stock option plans, stockholder rights agreements, voting agreements, and registration rights agreements regarding common or preferred stock of ICD, any Claim arising from the rescission of a purchase, sale or other acquisition of common or preferred stock (or any right, claim or interest in and to any common stock) of ICD, any 510(b) Equity Claim, any Claims for the payment of dividends on any shares of common or preferred stock of ICD, and any Claims for damages or any other relief arising from the purchase, sale, disposition, holding or other acquisition of ICD’s common or preferred stock.
56.“Existing ICD Subsidiary Equity Interest” means the Interest of any Holder of equity securities of ICD Subsidiary represented by any issued and outstanding shares of ICD Subsidiary’s common or preferred stock, whether or not transferable, or any options, warrants, or rights, contractual or otherwise, obligating ICD Subsidiary to issue, transfer, purchase, redeem, or sell any shares of common or preferred stock, any rights under any stock option plans, stockholder rights agreements, voting agreements, and registration rights agreements regarding common or preferred stock of ICD Subsidiary, any Claim arising from the rescission of a purchase, sale or other acquisition of common or preferred stock (or any right, claim or interest in and to any common stock) of ICD Subsidiary, any Claims for the payment of dividends on any shares of common or preferred stock of ICD Subsidiary, and any Claims for damages or any other relief arising from the purchase, sale, disposition, holding or other acquisition of ICD Subsidiary’s common or preferred stock.
57.“Exit ABL Facility” means that certain asset-based revolving loan facility, pursuant to which Exit ABL Facility Agent and Exit ABL Lenders agree to amend and restate all of their outstanding Revolving ABL Claims and commitments under the Revolving ABL Facility into commitments under such Exit ABL Facility on such terms and conditions satisfactory to the Debtors, Exit ABL Facility Agent and Exit ABL Lenders, and shall be in form and substance acceptable to the Noteholder Group.
58.“Exit ABL Facility Agent” means the administrative agent under the Exit ABL Facility, together with any successor administrative agent.
59.“Exit ABL Facility Agreement” means that certain Amended and Restated Credit Agreement to be delivered or entered into among Reorganized Debtors, as borrowers, the Guarantors, as guarantors, Exit ABL Facility Agent, and Exit ABL Lenders, on terms and conditions acceptable to the Debtors, Exit ABL Facility Agent and Exit ABL Lenders, and shall be in form and substance acceptable to the Noteholder Group.

60.“Exit ABL Facility Documents” means, collectively, all agreements, documents, and instruments delivered or entered into in connection with the Exit ABL Facility (including any intercreditor agreements, guarantee agreements, pledge and collateral agreements, and other security documents), on terms and conditions acceptable to Exit ABL Facility Agent, Exit ABL Lenders, and shall be in form and substance acceptable to the Noteholder Group.
61.“Exit ABL Lenders” means any lender under the Exit ABL Facility in accordance with the Exit ABL Facility Documents.
62.“Exit Facilities” means, collectively, the Exit ABL Facility and Exit Term Loan Facility.
63.“Exit Facilities Documents” means, collectively, Exit ABL Facility Documents and Exit Term Loan Facility Documents.
64.“Exit Facility Agents” means, collectively, the Exit Term Loan Agent and Exit ABL Facility Agent.
65.“Exit Facility Lenders” means, collectively, the Exit Term Loan Lenders and Exit ABL Lenders.
66.“Exit Term Loan Agent” means the administrative agent under the Exit Term Loan Facility, together with any successor administrative agent.
67.“Exit Term Loan Facility” means a term loan facility under the Exit Term Loan Facility Loan Agreement, which shall be in form and substance acceptable to the Noteholder Group.
68.“Exit Term Loan Facility Documents” means the Exit Term Loan Facility Loan Agreement and any other guarantee, security agreement, deed of trust, mortgage, and relevant documentation with respect to the Exit Term Loan Facility, in each case, in form and substance acceptable to the Noteholder Group.
69.“Exit Term Loan Facility Loan Agreement” means that certain Credit Agreement, in substantially the form Filed with the Plan Supplement and acceptable to the Noteholder Group, to be entered into as of the Effective Date with respect to the Exit Term Loan Facility.
70.“Exit Term Loan Lenders” means those lenders party from time to time to the Exit Term Loan Facility.
71.“Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
72.“File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

73.“Final DIP Order” means the order approving the DIP Facility on a final basis entered by the Bankruptcy Court and any amendments thereto, which order shall be in form and substance acceptable to the DIP Lenders.
74.“Final Order” means as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be Filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
75.“General Administrative Expense Claim” means an Administrative Expense Claim other than a DIP Claim, Professional Claim, or Claim for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
76.“General Unsecured Claim” means any Claim other than an Administrative Expense Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Revolving ABL Claim, a Notes Claim, an Intercompany Claim, or a 510(b) Equity Claim.
77.“Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.
78.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
79. “Holder” means an Entity holding a Claim or Interest, as applicable.
80.“ICD” has the meaning set forth in the Introduction.
81.“ICD Subsidiary” has the meaning set forth in the Introduction.
82.“Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.
83.“Indemnification Provisions” means, collectively, each of the Debtors’ indemnification obligations in place immediately prior to the Effective Date, whether in the respective Debtors’ bylaws, certificates of incorporation, limited partnership agreements, other formation documents, or contracts, to the current and former members of any Governing Body, directors, officers, managers, employees, attorneys, others professionals, and respective agents of, or acting on behalf of, the Debtors.

84.“Indenture” means that certain Indenture dated as of March 18, 2022 (as amended, modified, or supplemented from time to time), by and among ICD, as issuer, each of the guarantors party thereto from time to time (including ICD Subsidiary), and the Indenture Trustee governing the issuance of the 2026 Convertible Notes.
85.“Indenture Trustee” means U.S. Bank Trust Company, National Association , in its capacities as trustee and collateral agent pursuant to the Indenture, and any successor trustee(s) and/or collateral agent(s) appointed thereunder (as applicable).
86.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.
87.“Insurance Contracts” means all insurance policies, including the D&O Liability Insurance Policies and the Workers’ Compensation Program, that have been issued (or provide coverage) at any time to any of the Debtors (or any of their predecessors) and all agreements, documents, or instruments relating thereto.
88.“Insurer” means any company or other Entity that issued an Insurance Contract and includes any third-party administrator of or for any Insurance Contract, and any respective predecessors, successors, and/or Affiliates of any of these.
89.“Intercompany Claim” means a Claim, other than a Notes Claim, held by a Debtor against another Debtor or an Affiliate.
90. “Interest” means any Equity Security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.
91.“Interim DIP Order” means the order approving the DIP Facility on an interim basis entered by the Bankruptcy Court, and any amendments thereto, which order shall be in form and substance acceptable to the DIP Lenders.
92.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
93.“Management Incentive Plan” means a new equity-based management incentive plan, which Management Incentive Plan shall be included in the Plan Supplement (solely to the extent required under section 1129(a)(5) of the Bankruptcy Code), and which shall reserve up to 10% of the New Common Stock (or restricted stock units, or other rights exercisable, exchangeable, or convertible into such New Common Stock, on a fully diluted basis, for awards to certain members of management to be determined by the New Board and otherwise contain terms and conditions (including the form of awards, allocation of awards, vesting and performance metrics) to be determined by the New Board and the Management Incentive Plan shall be final and effective within 60 days of the Effective Date.

94.“New Board” means the board of directors of Reorganized ICD which shall be selected by the Noteholder Group and which shall include the chief executive officer of Reorganized ICD.  The identities of the members of the New Board shall be Filed with the Plan Supplement.
95.“New Common Stock” means the common stock of Reorganized ICD authorized to be issued and outstanding on or after the Effective Date pursuant to this Plan and the New Organizational Documents.
96.“New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents, as applicable, which shall be consistent with this Plan and section 1123(a)(6) of the Bankruptcy Code (as applicable), which New Organizational Documents shall Filed with the Plan Supplement and shall be in form and substance acceptable to the Noteholder Group and reasonably acceptable to the Debtors.
97.“Noteholder” means a Holder of a Notes Claim, other than a Debtor.
98.“Note Documents” means the “Note Documents” as defined in the Indenture.
99.“Notes Claim” means any Claim arising under, derived from, or based upon the Indenture, including any and all fees and accrued but unpaid interest and fees arising under such Indenture (including, for the avoidance of doubt the Additional Notes); provided, however, that Notes Claims shall not include any fees and expenses payable to the Indenture Trustee under the terms of the Indenture, which reasonable and documented fees and expenses shall be a General Unsecured Claim, which for the avoidance of doubt, shall be paid in full or otherwise be Unimpaired in accordance with the terms of this Plan.
100.“Noteholder Group” means, collectively, Glendon Capital Management, L.P.  and MSD Partners, L.P., or their respective affiliates, as holders of the Notes Claims.
101.“Noteholder Group’s Fees and Expenses” means all reasonable and documented fees and expenses of the Noteholder Group and the reasonable and documented fees and out-of-pocket expenses of Latham & Watkins LLP, Hunton Andrews Kurth LLP, and any other special or local counsel or other advisors to the Noteholder Group.
102.“Other Priority Claim” means any Claim other than an Administrative Expense Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
103.“Other Secured Claim” means any Secured Claim, including any Secured Tax Claim, other than a DIP Claim, a Revolving ABL Claim, or a Notes Claim. For the avoidance of doubt, Other Secured Claims includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

104.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
105.“Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.
106.“Plan” has the meaning set forth in the Introduction.
107.“Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under this Plan.
108.“Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of this Plan.
109.“Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, exhibits, and annexes to this Plan, which shall be Filed by the Debtors no later than five (5) days before the Plan Objection Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including: (i)  New Organizational Documents, (ii)  solely to the extent required under section 1129(a)(5) of the Bankruptcy Code, the Management Incentive Plan, (iii) the Rejected Executory Contracts and Unexpired Leases Schedule, (iv) the Retained Causes of Action Schedule, (vii) the Exit Term Loan Facility Loan Agreement and Exit ABL Facility Agreement, and (vi) additional documents Filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth in this Plan, and shall be in form and substance acceptable to the Debtors and the Noteholder Group.
110.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
111.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
112.“Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
113.“Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

114.“Professional Claim Escrow Account” means an interest-bearing escrow account in an amount equal to the Professional Claim Reserve Amount funded and maintained by the Reorganized Debtors after the Effective Date solely for purposes of paying Allowed but unpaid Professional Claims.
115.“Professional Claim Reserve Amount” means the aggregate amount of Allowed and estimated Professional Claims on account of Professionals (including, for the avoidance of doubt, any transaction fees of financial advisors and/or investment bankers) incurred upon, and after giving effect to the occurrence of, the Effective Date to be paid by the Debtors’ estates less the total of any retainers held by the Professionals.
116. “Proof of Claim” means a proof of claim Filed against any of the Debtors in the Chapter 11 Cases.
117.“Revolving ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Revolving ABL Credit Agreement, together with any successor administrative agent.
118.“Revolving ABL Claim” means any Claim arising under, derived from, or based upon the Revolving ABL Credit Agreement.
119.“Revolving ABL Credit Agreement” means that certain Credit Agreement dated as of October 1, 2018 (as amended, modified, or supplemented from time to time), by and among ICD and ICD Subsidiary, as borrowers, the guarantors party thereto from time to time, the Revolving ABL Agent, as administrative agent, and the lenders party thereto from time to time.
120.“Revolving ABL Documents” means the “Loan Documents” as defined in the Revolving ABL Credit Agreement.
121.“Revolving ABL Facility” means the revolving facility under the Revolving ABL Credit Agreement.
122.“Revolving ABL Lenders” means the lenders under the Revolving ABL Credit Agreement.
123.“Reinstate,” “Reinstated,” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.
124.“Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to this Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Debtors and the Noteholder Group.

125.“Rejection Damages Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease for which the holder is required to file a Proof of Claim pursuant to Article VI of this Plan.
126.“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, advisory board members, members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, management companies, fund advisors or managers, predecessors, participants, successors, assigns, representatives, subsidiaries, Affiliates, partners, limited partners, general partners, principals, employees, agents, trustees, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an entity), accountants, investment bankers, investment advisors, consultants, and other professionals and advisors and any such Related Party’s respective heirs, executors, estates, and nominees.
127.“Released Party” means each of, and in each case in its capacity as such:  (a) each Debtor; (b) each Reorganized Debtor; (c) each DIP Lender; (d) the Noteholder Group and each Noteholder; (e) the Indenture Trustee; (f) the Revolving ABL Agent; (g) each Revolving ABL Lender; (h) the Exit Facility Agents; (i) each lender under the Exit Facilities; (j) any statutory committee appointed in these Chapter 11 Cases and its members; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l); provided that, in each case, an Entity shall not be a Released Party if it (x) elects to opt out of the releases provided by this Plan or (y) timely objects to the releases provided by this Plan through a formal objection Filed on the docket of the Chapter 11 Cases that is not resolved before Confirmation.
128.“Releasing Parties” means each of, and in each case in its capacity as such:  (a) each Debtor; (b) each Reorganized Debtor; (c) each DIP Lender; (d) each Noteholder; (e) the Indenture Trustee; (f) the Revolving ABL Agent; (g) each Revolving ABL Lender; (h) the Exit Facility Agents; (i) each lender under the Exit Facilities; (j) any statutory committee appointed in these Chapter 11 Cases and its members; (k) all Holders of Claims or Interests that vote to accept this Plan and who do not affirmatively opt out of the releases provided in this Plan; (l) all Holders of Claims or Interests that are deemed to accept this Plan and who do not affirmatively opt out of the releases provided in this Plan; (m) all Holders of Claims or Interests that vote to reject this Plan or are deemed to reject this Plan and who do not affirmatively opt out of the releases provided by the Plan; (n) all Holders of Claims or Interests whose vote to accept or reject this Plan is solicited but who do not vote either to accept or to reject this Plan and do not affirmatively opt out of the releases provided in the Plan; (o) each current and former Affiliate of each Entity in clause (a) through the following clause (p); and (p) each Related Party of each Entity in clause (a) through this clause (n) solely to the extent such Related Party may assert Claims or Causes of Action on behalf of or in a derivative capacity by or through an Entity in clause (a) through clause (n); provided that, in each case, an Entity shall not be a Releasing Party if it (x) elects to opt out of the Third-Party Release or

(y) timely objects to the Third-Party Release through a formal objection Filed on the docket of the Chapter 11 Cases that is not resolved before Confirmation.
129.“Reorganized Debtors” means a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.
130.“Reorganized ICD” means ICD, or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date.
131.“Restructuring Transactions” means all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate this Plan, including the payoff of the DIP Facility in accordance with the terms of this Plan, the Exit Facilities, and the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to this Plan, in each case in a manner acceptable to the Debtors and the Noteholder Group.
132.“Retained Causes of Action Schedule” means the schedule of specifically enumerated Causes of Action of the Debtors to be retained by the Debtors on and after the Effective Date, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Debtors, the Noteholder Group and the Exit Facility Agents.
133.“SEC” means the Securities and Exchange Commission.
134.“Section 1125(e) Parties” means each of the following, solely in their respective capacities as such: (a) each of the Exculpated Parties; (b) the directors and officers of any of the Debtors; (c) the Reorganized Debtors, (d) DIP Lenders, (e) Exit Facility Agents, (f) each lender under the Exit Facilities, (g) Noteholders, (h) Indenture Trustee, and with respect to each of the foregoing, such Entity’s Related Parties, each in their capacity as such.
135. “Secured” means, when referring to a Claim, (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
136.“Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
137.“Secured Tax Claim” means any Secured Claim that, absent its Secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.
138.“Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a-77aa, or any similar federal, state, or local law.

139.“Security” means any security, as defined in section 2(a)(1) of the Securities Act.
140.“Third-Party Release” means the consensual releases of the Released Parties provided for in Section IX.D of this Plan.
141.“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
142.“Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is not Impaired.
143.“Workers’ Compensation Program” means the written contracts, agreements, agreements of indemnity, self-insured bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance issued to or entered into at any time by any of the Debtors.
B.Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein: (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (2) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (3) any reference herein to an existing document, schedule, exhibit, or annex, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, exhibit, or annex, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (6) all references in this Plan to Articles or Section are references to Articles or Sections of this Plan, as the same may be amended, waived or modified from time to time in accordance with the terms hereof; (7) the words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Article, Section, paragraph, or clause contained in this Plan; (8) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation and shall be deemed to be followed by the words “without limitation;” (9) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors, with the reasonable consent of the Noteholder Group, in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (13) captions and headings to Articles or Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (14) any reference to an Entity’s “subsidiaries” means its direct and indirect subsidiaries.

C.Computation of Time

In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.  In the event that any payment, distribution, act or deadline under this Plan is required to be made or performed or occurs on a day that is not a Business Day, then such payment, distribution, act or deadline shall be deemed to occur on the next succeeding Business Day, but if so made, performed or completed by such next succeeding Business Day, shall be deemed to have been completed or to have occurred as of the required date.  Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

E.Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

F.Controlling Document

Except as set forth in this Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in this Plan (or any exhibits, annexes, schedules, appendices, supplements, or amendments to any of the foregoing), conflicts with or is in any way inconsistent with any provision of this Plan, this Plan shall govern and control.  In the event of an inconsistency between the Confirmation Order and this Plan, the Confirmation Order shall control.

G.Consent Rights

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the DIP Documents, as set forth in the DIP Documents(including the annexes thereto) with respect to the form and substance of this Plan, all exhibits and annexes to this Plan, the Plan Supplement, and all other Definitive Documentation, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section I.A hereof) and fully enforceable as if stated in full herein.

ARTICLE II.
ADMINISTRATIVE EXPENSE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.General Administrative Expense Claims

Unless otherwise agreed to by the Holder of an Allowed General Administrative Expense Claim and, with the reasonable consent of the Noteholder Group, the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Expense Claim will receive in full and final satisfaction of its General Administrative Expense Claim, at the option of the Debtors (with the consent of the Noteholder Group), (A) an amount of Cash equal to the unpaid amount of such Allowed Administrative Expense Claim in accordance with the following: (1) if an General Administrative Expense Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed General Administrative Expense Claim is due or as soon as reasonably practicable thereafter); (2) if such General Administrative Expense Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such General Administrative Expense Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed General Administrative Expense Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Expense Claim without any further action by the Holders of such Allowed General Administrative Expense Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable (with the reasonable consent of the Required Consenting Lenders); or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court or (B) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

B.DIP Claims

On the Effective Date, in full satisfaction of each Allowed DIP Claim, each Holder thereof shall receive, in full satisfaction of its Allowed DIP Claims, distribution of Cash and/or commitments under the Exit Term Loan Facility in the manner set forth in the Exit Term Loan Facility Documents.

C.Professional Claims
1.Final Fee Applications and Payment of Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than the Administrative Expense Claims Bar Date.  The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Claim Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Claim Reserve Amount on the Effective Date.

2.Professional Claim Escrow Account

On the Effective Date, the Reorganized Debtors shall fund the Professional Claim Escrow Account with Cash equal to the aggregate Professional Claim Reserve Amount for all Professionals. The Professional Claim Escrow Account shall be maintained in trust for the Professionals. Such funds in the Professional Claim Escrow Account shall not constitute property of the Debtors’ Estates or property of the Reorganized Debtors, except as otherwise expressly set forth in the last sentence of this paragraph. The amount of Professional Claims owing to the Professionals on and after the Effective Date shall be paid in Cash to such Professionals from funds held in the Professional Claim Escrow Account, without interest or other earnings therefrom, as soon as reasonably practicable after such Claims are Allowed by a Bankruptcy Court order. When all Allowed Professional Claims have been paid in full, amounts remaining in the Professional Claim Escrow Account, if any, shall revert to the Reorganized Debtors.

3.Professional Claim Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases.  If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in this Plan, from and after the Confirmation Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of this Plan and Consummation incurred by the Debtors or Reorganized Debtors.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D.Payment of Restructuring Expenses

Prior to or on the Effective Date, the Debtors shall promptly pay in Cash in full any and all accrued but unpaid reasonable Noteholder Group’s Fees and Expenses for which the Debtors have received invoices or estimates prior to the Effective Date (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases) without application by any such parties to the Bankruptcy Court, and without notice and a hearing, pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise.  Following the Effective Date, the Reorganized Debtors shall pay the Noteholder Group’s Fees and Expenses in the ordinary course of business for all reasonable and documented fees incurred in connection with the Chapter 11 Cases, this Plan and the Restructuring Transactions, including the implementation and consummation thereof, without further Bankruptcy Court order.

E.Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtors (with the consent of the Noteholder Group) agree to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

F.Statutory Fees

All fees payable pursuant to section 1930(a) of the chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
A.Classification of Claims and Interests

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a) of the Bankruptcy Code.  This Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.  A Claim or Interest is in a particular Class for purposes of distribution only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.  In accordance with section 1123(a)(1) of the Bankruptcy Code and as described in Article II, the Debtors have not classified Administrative Expense Claims (including DIP Claims and Professional Claims) and Priority Tax Claims.

The classification of Claims and Interests against the Debtors pursuant to this Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	Revolving ABL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 7	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 8	Existing ICD Subsidiary Equity Interest	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.Treatment of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under this Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable.  Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.Class 1 – Other Secured Claims
(a)	Classification: Class 1 consists of all Other Secured Claims.
(b)	Treatment: Subject to Article VIII hereof, except to the extent that a Holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim, on, or as soon as reasonably practicable after, the later of (i) the Effective Date if such Other Secured Claim is an Allowed Other Secured Claim as of the Effective Date or (ii) the

date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, in each case, with the consent of the Noteholder Group:
(i)	payment in full in Cash of its Allowed Other Secured Claim;
(ii)	Reinstatement of its Allowed Other Secured Claim; or
(iii)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code;

provided, however, that Other Secured Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Voting: Class 1 is Unimpaired under this Plan. Holders of Claims in Class 1 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.
2.Class 2 – Other Priority Claims
(a)	Classification: Class 2 consists of all Other Priority Claims.
(b)	Treatment: Subject to Article VIII hereof, except to the extent that a Holder of an Allowed Other Priority Claim against any of the Debtors has agreed to less favorable treatment of such Claim, on, or as soon as reasonably practicable after, the later of (i) the Effective Date if such Other Priority Claim is an Allowed Other Priority Claim as of the Effective Date or (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive, at the option of the applicable Debtor, in each case, with the consent of the Noteholder Group:
(i)	payment in full in Cash of its Allowed Other Priority Claim;
(ii)	Reinstatement of its Allowed Other Priority Claim; or
(iii)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code;

provided, however, that Other Priority Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)	Voting: Class 2 is Unimpaired under this Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.
3.Class 3 – Revolving ABL Claims
(a)	Classification: Class 3 consists of all Revolving ABL Claims.
(b)	Allowance: On the Effective Date, the Revolving ABL Claims, and all Liens securing such Revolving ABL Claims shall continue in full force and effect on and after the Effective Date, as amended and restated by and in accordance with the Exit ABL Facility Agreement and the Exit ABL Facility Documents, and nothing in this Plan shall or shall be construed to release, discharge, relieve, limit or impair in any way the rights of any Holder of a Revolving ABL Claim or any Lien securing any such claim, all of which shall be amended and restated by the Exit ABL Facility, without offset, recoupment, reductions, or deductions of any kind, plus any accrued and unpaid interest payable on such amounts through the date that each Holder of an Allowed Revolving ABL Claim receives the treatment provided under this Plan.
(c)	Treatment: Upon the closing of the DIP Facility pursuant to the terms of the DIP Documents, each Holder of an Allowed Revolving ABL Claim shall have received payment in full in Cash or such other treatment that renders its Revolving ABL Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(d)	Voting: Class 3 is Unimpaired under this Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.
4.Class 4 – Notes Claims
(a)	Classification: Class 4 consists of all Notes Claims.
(b)	Allowance: On the Effective Date, the Notes Claims shall be Allowed without offset, recoupment, reductions, or deductions of any kind in the amount of $206,774,306, plus any accrued and unpaid interest payable on such amounts through the date that each Holder of an Allowed Notes Claim receives the treatment provided under this Plan.

(c)	Treatment: On the Effective Date, (a) the Liens securing the Notes Claims shall continue in full force and effect on and after the Effective Date, as amended and restated by and in accordance with the Exit Term Loan Facility Loan Agreement and the Exit Term Loan Facility Documents, and nothing in this Plan shall or shall be construed to release, discharge, relieve, limit or impair in any way the rights of any Holder of a Notes Claim or any Lien securing any such claim, all of which shall be amended and restated by the Exit Term Loan Facility, without offset, recoupment, reductions, or deductions of any kind and (b) each Holder of an Allowed Notes Claim shall receive its Pro Rata share of (a) 100% of the New Common Stock, subject to dilution on account of any equity issued pursuant to the Management Incentive Plan and (b) on account of the Additional Notes, solely $7.5 million, plus the amount of accrued and unpaid interest on the Additional Notes, in principal amount of the loans under the Exit Term Loan Facility.
(d)	Voting: Class 4 is Impaired under this Plan. Holders of Claims in Class 4 are entitled to vote to accept or reject this Plan.
5.Class 5 – General Unsecured Claims
(a)	Classification: Class 5 consists of all General Unsecured Claims against the Debtors.
(b)	Treatment: The legal, equitable, and contractual rights of the Holders of General Unsecured Claims are unaltered by this Plan. On or as soon as practicable after the earliest to occur of the Effective Date and the date such Claim becomes due in the ordinary course of business, each Holder of an Allowed General Unsecured Claim shall receive payment in full in Cash on account of its Allowed General Unsecured Claim or such other treatment as would render such Claim Unimpaired (in each case except to the extent that a holder of a General Unsecured Claim agrees to less favorable treatment with the prior written consent of the Noteholder Group).
(c)	Voting: Class 5 is Unimpaired under this Plan. Holders of Claims in Class 5 are conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.
6.Class 6 – Intercompany Claims
(a)	Classification: Class 6 consists of all Intercompany Claims.
(b)	Treatment: On the Effective Date, each Intercompany Claim shall be, at the option of the applicable Debtor with the prior written consent of the Noteholder Group, either:

(i)	Reinstated on the Effective Date; or
(ii)	canceled, released, and extinguished, and will be of no further force or effect without any distribution.
(c)	Voting: Pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code, Holders of Intercompany Claims against the Debtors are not entitled to vote to accept or reject this Plan.
7.Class 7 – Existing Equity Interests
(a)	Classification: Class 8 consists of all Existing Equity Interests.
(b)	Treatment: On the Effective Date, each Existing Equity Interest shall be canceled, released, and extinguished, and will be of no further force or effect.
(c)	Voting: Class 8 is Impaired under this Plan. Holders of Existing Equity Interests in Class 8 are conclusively presumed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject this Plan.
8.Class 8 – Existing ICD Subsidiary Equity Interests
(a)	Classification: Class 9 consists of all Existing ICD Subsidiary Equity Interests.
(b)	Treatment: On the Effective Date, each Existing ICD Subsidiary Equity Interest shall be Reinstated.
(c)	Voting: Pursuant to sections 1126(f) and 1126(g) of the Bankruptcy Code, Holders of Existing ICD Subsidiary Equity Interests are not entitled to vote to accept or reject this Plan.
C.Special Provision Governing Unimpaired Claims

Except as otherwise provided in this Plan, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) regarding any Unimpaired or Reinstated Claim, including, without limitation, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired or Reinstated Claim.

D.Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

F.Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests (as applicable) and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest (as applicable) in accordance with any contractual, legal, or equitable subordination relating thereto.

G.Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Interests that are not expressly provided for and preserved herein (or in any contract, instrument, release or other agreement or document created pursuant to this Plan) shall be discharged and extinguished upon the Effective Date, and the Debtors and all property dealt with herein shall be free and clear of all such Claims and Interests, including, without limitation, liens, security interests and any and all other encumbrances.

ACCEPTANCE OR REJECTION OF PLAN

A.Presumed Acceptance by Non-Voting Classes

Classes 1, 2, 3, 5, and 6 (in the event Unimpaired), and 8 are Unimpaired under this Plan.  Therefore, the Holders of Claims or Interests in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

B.Voting Class

Class 4 is Impaired under this Plan.  The Holders of Claims in such Class are entitled to vote to accept or reject this Plan.

C.Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

D.Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by one or more of the Classes entitled to vote pursuant to Section III.B of this Plan.  The Debtors reserve the right, with the consent of the Noteholder Group, to modify this Plan in accordance with Article XI hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.  If a controversy arises as to whether any Claims or Interests, or any class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE V.
MEANS FOR IMPLEMENTATION OF THIS PLAN
A.No Substantive Consolidation

This Plan is being proposed as a joint prepackaged plan of reorganization of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan or reorganization of each Debtor.  This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan; provided that the Reorganized Debtors may consolidate Allowed Claims on a per Class basis for voting purposes.

B.General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to this Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the DIP Claims, Revolving ABL Claims, or the Notes Claims, and (2) any claim to avoid, subordinate, or disallow any DIP Claims, Revolving ABL Claims, or Notes Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.  This Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates.  Subject to Article VII hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

C.Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall, subject to the consent of the Noteholder Group, enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions.  The actions to implement the Restructuring Transactions may include, among other things: (1) the execution and delivery of appropriate agreements or other documents that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of this Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with this Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize and approve, among other things, the Restructuring Transactions and all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate this Plan.

D.Reorganized Debtors

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents, which shall be consistent with this Plan.  The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under this Plan as necessary to consummate this Plan.  Cash payments to be made pursuant to this Plan will be made by the Debtors or Reorganized Debtors, as applicable.  The Debtors and Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under this Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of this Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in the Definitive Documentation, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors or members of the applicable Reorganized Debtors deem appropriate.

E.Sources for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under this Plan with: (1) Cash on hand, including Cash from operations and (2) proceeds from the Exit Facilities.

1.Exit Facilities

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities the terms of which will be set forth in the Exit Facilities Documents and acceptable to the Noteholder Group.

In accordance with the terms and conditions set forth in the Exit Facilities Documents, and to the extent applicable, Confirmation of this Plan shall be deemed (a) an approval of the Exit Term Loan Facility and Exit ABL Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid (at any time) by the Debtors or the Reorganized Debtors, as applicable, in connection therewith and subject to all conditions set forth therein), to the extent not approved by the Bankruptcy Court previously, and (b) an authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents necessary or appropriate to obtain the Exit Facilities, including the Exit Term Loan Facility Documents and Exit ABL Facility Documents and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facilities.

On the Effective Date, the Exit Facilities Documents shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit Facilities Documents are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law.  On the Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Facilities Documents (1) shall be deemed to be granted, (2) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facilities Documents, (3) shall be deemed automatically perfected on the Effective Date (without any further action being required by the Debtors, the Reorganized Debtors, the applicable Exit Facility Agent, or any of the applicable Exit Facility Lenders), having the priority set forth in the Exit Facilities Documents and subject only to such Liens and security interests as may be permitted under the Exit Facilities Documents, and (4) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law.  The Reorganized Debtors and the Entities granted such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such

Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

F.New Common Stock

The issuance of the New Common Stock, including options or other equity awards reserved for the Management Incentive Plan by the Reorganized Debtors, shall be authorized without any further action by the Holders of Claims or Interests.  The Reorganized Debtors shall be authorized to issue a certain number of shares of New Common Stock issued under this Plan and pursuant to their New Organizational Documents.  On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to this Plan.

All of the shares of New Common Stock issued pursuant to this Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to herein shall be governed by the terms and conditions set forth in this Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

Reorganized ICD intends to exist and operate as a private company after the Effective Date.  As promptly as reasonably practicable following the Effective Date, Reorganized ICD expects to take all necessary steps to terminate the registration of all Securities under the Exchange Act and Securities Act, including to de-register its Existing Equity Interests, and to terminate its reporting obligations under sections 12, 13, and 15(d) of the Exchange Act, including by (1) filing, or causing any applicable national securities exchange to file, a Form 25 with the SEC under the Exchange Act, and (2) filing a Form 15 with the SEC under the Exchange Act.

G.Corporate Existence

Except as otherwise provided in this Plan or any agreement, instrument, or other document incorporated in this Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other New Organizational Documents) are amended under this Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).  After the Effective Date, the respective certificate of incorporation and bylaws (or other New Organizational Documents) of one or more of the Reorganized Debtors may be amended or modified without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, this Plan or Plan Supplement, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on or after the Effective Date, all property and assets of each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances subject to Liens that survive the occurrence of the Effective Date (including, without limitation, Liens that secure the Exit Facilities and all other obligations of the Reorganized Debtors under the Exit Facilities Documents).  On and after the Effective Date, except as otherwise provided in this Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

I.Cancellation of Existing Securities and Agreements

On the Effective Date, except to the extent otherwise provided in this Plan, all notes, instruments, certificates, credit agreements, indentures, and other similar documents evidencing Claims or Interests, shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect.  Holders of or parties to such canceled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan.  Notwithstanding the occurrence of the Confirmation Date, Effective Date, or anything to the contrary herein, but subject to any applicable provisions of Article VII hereof, the DIP Term Sheet or the DIP Facility Documents, as applicable, the Indenture shall continue in effect solely to the extent necessary to: (1) permit Holders of Claims under the DIP Facility and the Indenture to receive their respective Plan Distributions, as applicable; (2) permit the Reorganized Debtors, the DIP Lenders, and the Indenture Trustee to make or assist in making, as applicable, Plan Distributions on account of the DIP Facility, the Indenture, and the Revolving ABL Credit Agreement, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses (a) due to the DIP Lenders, the Indenture Trustee and Revolving ABL Agent, as applicable, or (b) incurred by the DIP Lenders and the Indenture Trustee in making such Plan Distributions; and (3) permit the DIP Lenders, the Indenture Trustee and Revolving ABL Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan.  Except as provided in this Plan (including

Article VII hereof), on the Effective Date, the DIP Lenders and the Indenture Trustee, and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Facility and the Indenture, as applicable.  The commitments and obligations (if any) of the DIP Lenders or the Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries, or any of their respective successors or assigns under the DIP Facility and the Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

J.Corporate Action

Upon the Effective Date, all actions contemplated under this Plan shall be deemed authorized and approved in all respects, including:  (1) adoption or assumption, as applicable, of the Assumed Employee Plans; (2) selection of the directors and officers for the New Board; (3) the issuance and distribution of the New Common Stock; (4) implementation of the Restructuring Transactions; (5) entry into the Exit Facilities Documents, as applicable; (6) all other actions contemplated under this Plan (whether to occur before, on, or after the Effective Date); (7) adoption of the New Organizational Documents; (8) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by this Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in this Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with this Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the holders of Securities, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable, unless otherwise required by applicable law.  On or prior to the Effective Date, as applicable, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under this Plan (or necessary or desirable to effect the Restructuring Transactions contemplated under this Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Organizational Documents, the Exit Facilities Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Section V.J shall be effective notwithstanding any requirements under non-bankruptcy law, in each case in accordance with applicable law.

K.New Organizational Documents

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors.  To the extent required under this Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents, as applicable, with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization.  The New Organizational Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.  For the avoidance of doubt, the New Organizational Documents shall be consistent with this Plan and in form and substance reasonably acceptable to the Debtors and the Noteholder Group.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents, in each case in accordance with applicable law.

L.Indemnification Provisions in Organizational Documents

As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, employees, or agents at least to the same extent as the certificate of incorporation, bylaws, or similar organizational document of each of the respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.

M.Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors of ICD shall expire, and all of the directors for the initial term of the New Board shall be selected by the Noteholder Group and shall include the Chief Executive Officer of Reorganized ICD.  For the avoidance of doubt, the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.  To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code.

Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.  In subsequent terms, the directors of the Reorganized Debtors shall be selected in accordance with the New Organizational Documents.

N.Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, File, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the Securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to this Plan.

O.Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under or in connection with this Plan, including pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to this Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.Director and Officer Liability Insurance

The Reorganized Debtors shall obtain new director and officer liability insurance policies to cover the New Board effective as of the Effective Date.

In addition, after the Effective Date, for a period of at least six (6) years, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any “tail” D&O Liability Insurance Policies covering the Debtors’ current boards of directors in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and, subject to the terms of the applicable D&O Liability Insurance Policies, all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

Q.Management Incentive Program

On the Effective Date or as soon as practicable thereafter, the New Board shall adopt and implement the Management Incentive Plan pursuant to, and consistent with, the terms set forth in this Plan.  Solely to the extent required under section 1129(a)(5) of the Bankruptcy Code, the Management Incentive Plan shall be disclosed in the Plan Supplement.  The New Board shall determine the timing and specific allocation of New Common Stock in Reorganized ICD.

R.Employee and Retiree Benefits

Unless otherwise provided herein, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

S.Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article IX hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Retained Causes of Action Schedule, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in this Plan, including in Article IX hereof, and (ii) any preference actions under section 547(b) of the Bankruptcy Code, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity (other than the Released Parties) may rely on the absence of a specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in this Plan, including Article IX hereof.  Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Retained Causes of Action Schedule must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such objection that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court.  If there is any dispute regarding the inclusion of any Cause of Action on the Retained Causes of Action Schedule that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy

Court.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan (including in Article IX hereof) or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to this Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in this Plan, including Article IX hereof.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, File, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
A.Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in Section VI.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that: (1) are identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in this Plan or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to this Plan or by Final Order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of this Plan or any Final Order authorizing and providing for its assumption.  Any motions to assume Executory Contracts or Unexpired Leases pending on the

Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to this Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Notwithstanding anything to the contrary in this Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to thirty (30) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is acceptable to the Noteholder Group.

B.Indemnification Obligations

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) on terms no less favorable to the applicable counterparty pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired.  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions.  Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions.  For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

C.Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Rejection Damages Claims, pursuant to this Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date.  Any Rejection Damages Claims not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Rejection Damage Claim shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary.  All Allowed Rejection Damages Claims shall be classified as General Unsecured Claims and shall be treated in accordance with Section III.B.5 of this Plan.

D.Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Effective Date or as soon as reasonably practicable thereafter.  Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure.  The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan, must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing for which such objection is timely filed.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of further performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise and full payment of any applicable Cure pursuant to this Section VI.D shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Section VI.D, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

E.Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

F.Insurance Policies

Notwithstanding anything to the contrary in the Definitive Documentation, the Plan Supplement,  any other document related to any of the foregoing, or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction or release or requires a party to opt out of any releases): on and after the Effective Date (i) each of the Debtors’ Insurance Contracts shall be treated as Executory Contracts under this Plan and the Debtors and Reorganized Debtors jointly and severally shall be deemed to have assumed the Insurance Contracts pursuant to sections 105 and 365 of the Bankruptcy Code; (ii) nothing shall alter, amend or otherwise modify the terms and conditions of the Insurance Contracts except that, on and after the Effective Date, the Reorganized Debtors shall become and remain jointly and severally liable in full for all of their and the Debtors’ obligations under the Insurance Contracts, regardless of whether such obligations arise before or after the Effective Date, without the requirement or need for any Insurer to file a Proof of Claim or an Administrative Expense Claim, or to object to any Cure; and (iii) the automatic stay of Bankruptcy Code section 362(a) and the injunction set forth in Section IX.F hereof, if and to the extent applicable, shall be deemed lifted without further order of the Bankruptcy Court, solely to permit:  (a) claimants with valid workers’ compensation claims or with valid direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (b) Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (1) workers’ compensation claims, (2) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunction set forth in Section IX.F hereof to proceed with its claim, and (3) all costs in relation to each of the foregoing; and (c) the Insurers to cancel any Insurance Contracts, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Contracts.

G.Reservation of Rights

Nothing contained in this Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

H.Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

I.Employee Compensation and Benefits
1.Assumed Employee Plans

All officers of ICD immediately prior to the Effective Date shall be retained in their existing positions upon the Effective Date.  All employment agreements and severance policies, including all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their officers, employees and retirees, including without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, change-in-control plans, life and accidental death and dismemberment insurance plans (collectively, the “Assumed Employee Plans”), shall, subject to the provisos below, be maintained and assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by separate motion filed with the Bankruptcy Court or pursuant to the terms of this Plan and the Confirmation Order; provided that (a) the Debtors acknowledge and agree that the Restructuring Transaction shall not constitute a change in control or term of similar meaning pursuant to any of the Assumed Employee Plans, and the Confirmation Order shall contain a finding and such other provisions acceptable to the Noteholder Group confirming the same, and (b) each “Executive” employment agreement shall only be maintained and assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) and considered an Assumed Employee Plan if the employee party to such agreement, on or prior to the Effective Date, (i) confirms that the Restructuring Transactions do not constitute a change in control and (ii) waives any right to resign with “good reason” solely as a result of the Restructuring Transactions and/or the transactions contemplated thereby or hereby.  All claims arising from the Assumed Employee Plans shall otherwise be Unimpaired by this Plan.  For the avoidance of doubt, the Debtors shall pay in full any and all amounts due and owing under the Debtors’ 2024 Incentive Compensation Policy in the ordinary course.

2.Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in all applicable states; and (b) the Workers’ Compensation Programs.  All Proofs of Claims on account of Workers’ Compensation Programs shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in this Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Programs; provided further that nothing herein shall be deemed to impose any obligations on the Debtors or the Insurers in addition to what is provided for under the terms of the Workers’ Compensation Programs and applicable state law.

J.Contracts and Leases Entered Into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS
A.Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under this Plan on account of Claims Allowed as of the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Expense Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice; (2) Allowed Professional Claims shall be paid in accordance with Section II.C of this Plan; (3) Allowed Priority Tax Claims shall be paid in accordance with Section II.E of this Plan, and (4) Allowed General Unsecured Claims against Debtors shall be paid in accordance with Section III.B.5 of this Plan.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

B.Disbursing Agent

All distributions under this Plan shall be made by the Disbursing Agent.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.Rights and Powers of Disbursing Agent
1.Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the

Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, to the extent the Disbursing Agent is an Entity other than the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by such Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by such Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.Delivery of Distributions and Undeliverable or Unclaimed Distributions
1.Record Date for Distribution

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.  If a Claim, other than one based on a publicly traded Security, is transferred 20 or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.Delivery of Distributions in General

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.Delivery of Distributions on DIP Claims, Revolving ABL Claims, and Notes Claims

As soon as practicable following compliance with the requirements set forth in Article VII hereof, the DIP Lenders, as applicable, the Revolving ABL Agent, and the Indenture Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the Holders of Allowed DIP Claims, Allowed Revolving ABL Claims, and Allowed Notes Claims, respectively, in accordance with the terms of the DIP Facility, Revolving ABL Credit Agreement, the Indenture, and this Plan.  Notwithstanding anything in this Plan to the contrary, and without limiting the exculpation and release provisions of this Plan, the DIP Lenders, Revolving ABL Agent, and Indenture Trustee shall not have any liability to any Entity with respect to distributions made or directed to be made by the DIP Lenders, Revolving ABL Agent, Indenture Trustee, or Disbursing Agent.

4.Minimum Distributions

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts.  When any distribution pursuant to this Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

5.Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or Interest in property shall be discharged and forever barred.

6.Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each Holder of a certificate or instrument evidencing a Claim or an Interest shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent.  Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest or a trustee or agent under such documents, which shall continue in effect for purposes of allowing Holders to receive distributions under this Plan and maintaining priority of payment, and to preserve any applicable charging liens and reimbursement and/or indemnification rights, in each case as set forth in the applicable certificates or instruments.  Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under this Plan.

E.Manner of Payment

All distributions of the New Common Stock or Cash to the Holders of the applicable Allowed Claims under this Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.Exemption from Registration Requirements

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock, as contemplated by Section III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities.  In addition, under section 1145 of the Bankruptcy Code, such New Common Stock will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; and (iii) any restrictions in the Reorganized Debtors’ New Organizational Documents.

G.Compliance with Tax Requirements

In connection with this Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to this Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in this Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

H.Allocations

Plan Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order, the Final DIP Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period form the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes and Allowed Claim.

J.Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.Setoffs and Recoupment

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder.  In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Section XIII.F hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

L.Claims Paid or Payable by Third Parties
1.Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.  The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.Claims Payable by Third Parties

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ Insurance Contracts until the Holder of such Allowed Claim has exhausted all remedies with respect to such Insurance Contract.  To the extent that one or more of the Debtors’ Insurers agrees to pay in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such Insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.Applicability of Insurance Policies

Except as otherwise provided in this Plan, payments to Holders of Claims covered by Insurance Contracts shall be in accordance with the provisions of the applicable Insurance Contract and this Plan.  Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contract, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

ARTICLE VIII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS
A.Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under this Plan, except as required by this Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to this Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable.  All Proofs of Claim filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, other than Rejection Damages Claims and as provided below.  Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Bankruptcy Court for allowance) to be an Allowed Claim or Allowed Interest,

as applicable, under the Plan.  Notwithstanding the foregoing, Entities must File Proofs of Claim for Rejection Damages Claims as set forth in Section VI.C of this Plan and Cure objections as set forth in Section VI.D of this Plan to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty.  Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.Allowance of Claims.

Except as otherwise set forth in this Plan, after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately before the Effective Date, including the Causes of Action retained pursuant to Section V.S of this Plan.  Except as specifically provided in this Plan or an order entered by the Bankruptcy Court in the Chapter 11 Cases, no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed in accordance with this Plan.

C.Claims Administration Responsibilities

Except as otherwise specifically provided in this Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and Filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.  All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Any objections to Rejection Damages Claims shall be served and Filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Rejection Damages Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law.  If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced.  In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.Adjustment to Claims without Objection

Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.Disallowance of Claims or Interests

All Claims of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be Disallowed pursuant to section 502(d) of the Bankruptcy Code if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F.No Distributions Pending Allowance

Notwithstanding any other provision of this Plan, if any portion of a Claim is a Disputed Claim, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim; provided that if only the Allowed amount of an otherwise valid Claim is Disputed, such Claim shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

G.Distributions after Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim the distribution to which such Holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.

ARTICLE IX.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS
A.Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan (including with respect to Reinstated Claims), the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted this Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.Release of Liens

Except as otherwise provided in this Plan (including Section III.B and Section V.E hereof), the Confirmation Order, or in any contract, instrument, or other agreement or document created pursuant to this Plan (including, for the avoidance of doubt, the Exit Facilities Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for (i) with respect to any Lien securing any Allowed Revolving ABL Claims or Notes Claims, in each case, that are amended and restated under the Exit Facilities, and (ii) Allowed Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and Filing or recording of such releases.  The presentation or Filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim (other than a Holder of any Allowed Revolving ABL Claims (with respect to such Allowed Revolving ABL Claims) and a Holder of Notes Claims (with respect to such Notes Claims)) that has been satisfied or discharged in full pursuant to this Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, Revolving ABL Agent or Exit Facility Agents, if any, that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

Notwithstanding any of the foregoing and anything in the Revolving ABL Documents or the Note Documents to the contrary, in accordance with the terms of the Plan, the security interests and Liens of the Revolving ABL Agent in respect of the Revolving ABL Credit Facility and the Indenture Trustee in respect of the 2026 Convertible Notes shall not be released or discharged and shall remain in place, including as to the time of perfection, and (a) the security interests and Liens of the Revolving ABL Agent securing the obligations under the Revolving ABL Facility shall be shall be assigned to the Exit ABL Facility Agent to secure the obligations under the Exit ABL Facility for the benefit of the secured parties under the Exit ABL Facility, and (b) the security interests and Liens of the Indenture Trustee securing the obligations under the 2026 Convertible Notes shall be assigned to the Exit Term Loan Agent to secure the obligations under the Exit Term Loan Facility for the benefit of the secured parties under the Exit Term Loan Facility, in each case, pursuant to the terms set forth in the Confirmation Order.

C.Releases by the Debtors and their Estates (the “Debtor Release”)

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration (including, without limitation, the service of the Released Parties to facilitate the expeditious reorganization of the Debtors, the implementation of the restructuring contemplated by this Plan, and the waiver of certain Claims of certain of the Released Parties against the Debtors) the adequacy of which is hereby confirmed, to the fullest extent allowed by applicable law, each Released Party is hereby deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, their Estates, and the Reorganized Debtors, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all claims and Causes of Action, and liabilities whatsoever, including any derivative claims, asserted by or assertable on behalf of any of the Debtors, their Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, violations of federal or state securities laws, or otherwise, that the Debtors, their Estates, or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to, the Debtor-Related Matters.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any obligations arising pursuant to or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (b) any Causes of Action included in the Retained Causes of Action Schedule, or (c) actual fraud, willful misconduct, or gross negligence as determined by a Final Order.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in this Plan and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims or Causes of Action released by the Debtor Release; (c) in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after reasonable investigation by the Debtors and after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, their Estates, or the Reorganized Debtors asserting any claim or Cause of Action released pursuant to the Debtor Release.

D.Releases by the Releasing Parties (the “Third-Party Release”)

Effective as of the Effective Date, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, to the fullest extent allowed by applicable law, each of the Releasing Parties shall be deemed to have to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each of the Released Parties from any and all claims, Causes of Action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, in law (or any applicable rule, statute, regulation, treaty, right, duty or requirement), equity, contract, tort, violations of federal or state securities laws, or otherwise, that such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or otherwise based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to, the Debtor-Related Matters.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any obligations arising pursuant to or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (b) any Causes of Action included in the Retained Causes of Action Schedule, or (c) actual fraud, willful misconduct, or gross negligence as determined by a Final Order.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the restructuring and implementing the Plan; (d) a good faith settlement and compromise of the claims or Causes of Action released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

E.Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in this Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party hereby is exculpated from any obligation, claim or Cause of Action related to, any act or omission in connection with, relating to, or arising out of the negotiation, solicitation, confirmation, execution, or implementation (to the extent on or prior to the Effective Date) of, as applicable, the Debtor-Related Matters except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted bad faith, fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to this Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of securities hereunder. The exculpation hereunder will be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability. Notwithstanding anything to the contrary in the foregoing, an Exculpated Party shall be entitled to exculpation solely for actions taken from the Petition Date through the Effective Date, and the exculpation set forth above does not exculpate any obligations arising pursuant to or after the Effective Date of any party or Entity under the Plan, the Confirmation Order, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Solely with respect to the exculpation provisions, notwithstanding anything to the contrary in this Plan, each of the Section 1125(e) Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under this Plan.

F.Injunction

Except as otherwise expressly provided in the Final DIP Order, this Plan, or the Confirmation Order or for obligations issued or required to be paid pursuant this Plan all Entities and persons are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Claims or Interests; (b) enforcing, attaching, collecting, or recovering in any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Claims or Interests; (c) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment, or other similar legal or equitable right of any kind, in each case in the foregoing classes (a) through (d) on account of or in connection with or with respect to any claim, demand, liability, obligation, debt, right, cause of action, equity interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to this Plan or the Confirmation order against any Person or Entity so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated) unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, discharged, or settled pursuant to this Plan.  All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. .

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan.  Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to this Plan, shall be deemed to have consented to the injunction provisions set forth in this Section IX.F.

G.Gatekeeping Provision

No party may commence, continue, amend, or otherwise pursue, join in, or otherwise support any other party commencing, continuing, amending, or pursuing, a Cause of Action of any kind against the Debtors, the Reorganized Debtors, the Exculpated Parties, the Section 1125(e) Parties, or the Released Parties that relates to, or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of, a Cause of Action subject to Section IX.C or Section IX.E of this Plan without first (a) requesting a determination from the Bankruptcy Court, after notice and a hearing, that such Cause of Action represents a colorable claim against a Debtor, Reorganized Debtor, Exculpated Party, Section 1125(e) Party, or Released Party and is not a Claim that the Debtors released under this Plan, which request must attach the complaint or petition proposed to be filed by the requesting party, and (b) obtaining from the Bankruptcy Court specific authorization for such party to bring such Cause of Action against any such Debtor, Reorganized Debtor, Exculpated Party, Section 1125(e) Party, or Released Party; provided, however, that this Section IX.G. shall not apply to claims covered by an Insurance Contract solely to the extent to allow Insurers to administer, handle, defend and/or pay claims covered by Insurance Contracts in accordance with and subject to the terms and conditions of such Insurance Contracts and/or applicable non-bankruptcy law, provided that the automatic stay of section 362(a) of the Bankruptcy Code and/or the injunctions set forth in Section IX.F of this Plan, each if and to the extent applicable, have been lifted with respect to such claims.  For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending.  The Bankruptcy Court will have sole and exclusive jurisdiction to determine whether a Cause of Action is colorable and, only to the extend legally permissible, will have jurisdiction to adjudicate the underlying colorable Cause of Action.

H.Protections against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.Waiver of Statutory Limitation on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party.  The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

J.Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

K.Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation.  Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE X.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THIS PLAN
A.Condition Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section X.C hereof:

(a)	This Plan and the Definitive Documentation shall be in form and substance consistent in all material respects with this Plan and otherwise acceptable to the Debtors and the Noteholder Group;

(b)	The Plan Supplement shall have been Filed; and
(c)	The Confirmation Order have been entered by the Bankruptcy Court which shall be in form and substance acceptable to the Noteholder Group.
B.Conditions Precedent to the Effective Date

The following shall be conditions to the Effective Date (the “Conditions Precedent”):

(a)	the Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance acceptable to the Debtors and the Noteholder Group, shall be a Final Order, and shall:
(i)	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with this Plan;
(ii)	decree that the provisions of the Confirmation Order and this Plan are nonseverable and mutually dependent;
(iii)	authorize the Debtors, as applicable/necessary, to: (A) implement the Restructuring Transactions; (B) distribute the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (C) make all distributions and issuances as required under this Plan, including Cash and the New Common Stock; and (D) enter into any agreements, transactions, and sales of property as set forth in this Plan and Plan Supplement, including the Exit Facilities Documents and the Management Incentive Plan;
(iv)	authorize the implementation of this Plan in accordance with its terms;
(v)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with this Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under this Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax;
(b)	the Bankruptcy Court shall have entered the Final DIP Order in form and substance consistent in all material respects with the DIP Term Sheet, and such Final DIP Order shall remain in full force and effect, and no Event of Default (as defined in the Final DIP Order) shall have occurred or be continuing thereunder;

(c)	the Debtors shall have obtained all authorizations, consents, governmental approvals and consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate this Plan;
(d)	this Plan, the Disclosure Statement, and the other Definitive Documentation, and all other documents contained in any supplement to this Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall have been executed or Filed, as applicable, in form and substance consistent in all material respects with his Plan, shall be in form and substance acceptable to the Debtors and the Noteholder Group, and shall be in full force and effect;
(e)	the Exit Facilities shall be in full force and effect and be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date) to the effectiveness of the Exit Facilities having been satisfied or waived in accordance with the terms thereof, including, but not limited to, that all documents related to the Exit Facilities shall have been duly executed and delivered by all the relevant parties thereto);
(f)	to the extent invoiced, all Noteholder Group’s Fees and Expenses shall have been paid in full in Cash;
(g)	the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated by this Plan, in a manner consistent in all respects this Plan, pursuant to documentation acceptable to the Debtors and the Noteholder Group; and
(h)	this Plan shall not have been materially amended, altered, or modified from this Plan confirmed by the Confirmation Order, unless such material amendment, alteration, or modification has been made in accordance with Section XI.A of this Plan and is otherwise reasonably acceptable to the Debtors and Noteholder Group.
C.Waiver of Conditions

The conditions to Confirmation and consummation set forth in this Article X may be waived by the Debtors only with the prior written consent of the Noteholder Group (email shall suffice), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D.Effect of Failure of Conditions

If Consummation does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, or Claims against, or Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

E.Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN
A.Modification and Amendments

Except as otherwise specifically provided in this Plan, with the consent of the Noteholder Group and, solely with respect to any provisions pertaining to the Revolving ABL Agent or adversely affecting the Revolving ABL Agent or the Revolving ABL Lenders, the consent of the Revolving ABL Agent, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  Subject to those restrictions on modifications set forth in this Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify this Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of this Plan.

B.Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.Revocation or Withdrawal of Plan

With the consent of the Noteholder Group, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent plans of reorganization.  If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation does not occur, then:  (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
(b)	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or this Plan;
(c)	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article VI hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
(d)	ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of this Plan;
(e)	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;
(f)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
(g)	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with this Plan or the Disclosure Statement, except to the extent that the Definitive Documentation provide for exclusive jurisdiction and venue in another forum;

(h)	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;
(i)	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or any Entity’s obligations incurred in connection with this Plan;
(j)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of this Plan;
(k)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article IX hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;
(l)	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Section VII.L hereof;
(m)	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
(n)	determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;
(o)	enter an order concluding or closing the Chapter 11 Cases;
(p)	adjudicate any and all disputes arising from or relating to distributions under this Plan;
(q)	consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
(r)	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;
(s)	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan, except to the extent that any Definitive Documentation provide for exclusive jurisdiction and venue in another forum;

(t)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
(u)	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in this Plan, including under Article IX hereof;
(v)	enforce all orders previously entered by the Bankruptcy Court; and
(w)	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XII to the contrary, the New Organizational Documents and the Exit Facilities, as applicable, and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XIII.
MISCELLANEOUS PROVISIONS
A.Immediate Binding Effect

Subject to Section X.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Entity acquiring property under this Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of this Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims or Interests receiving distributions pursuant to this Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

C.Dissolution of Committee and Cessation of Fee and Expense Payment

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.  The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

D.Reservation of Rights

Except as expressly set forth in this Plan, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of this Plan, any statement or provision contained in this Plan, or the taking of any action by any Debtor with respect to this Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.Notices

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Independence Contract Drilling, Inc. 20475 State Highway 249, Suite 300 Houston, Texas 77070 Attention: Philip Choyce	Sidley Austin LLP 1000 Louisiana, Suite 5900 Houston, Texas 77002 Attention: Duston K. McFaul and Maegan Quejada And Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Michael A. Sabino

United States Trustee	Counsel to the Noteholder Group
Office of The United States Trustee 515 Rusk Street, Suite 3516 Houston, Texas 77002

Latham and Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention: David Hammerman, Adam   Goldberg and Jonathan Weichselbaum

And

Hunton Andrew Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas  77002

Attention: Tad Davidson and Ashley Harper

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.Term of Injunctions or Stays

Unless otherwise provided in this Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of this Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

I.Exhibits and Annexes

All exhibits, annexes, and documents attached hereto or included in the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan.  After the exhibits,

annexes, and documents are Filed, copies of such exhibits, annexes, and documents shall be available upon written request to the Debtors’ counsel at the address above.  To the extent any exhibit, annex, or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court or otherwise specifically provided for in such exhibit, annex, or document, the non-exhibit, non-annex, or non-document portion of this Plan shall control.

J.Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided that any such deletion or modification must be acceptable to the Noteholder Group; and (3) nonseverable and mutually dependent.

K.Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Released Parties will be deemed to have solicited votes on this Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Released Parties and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under this Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under this Plan and any previous plan.

L.Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Texas, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of this Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Texas shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

M.Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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Dated this 2nd Day of December, 2024	/s/ J. Anthony Gallegos, Jr.
J. Anthony Gallegos, Jr. Chief Executive Officer and Director Independence Contract Drilling, Inc.